                                                                    EXHIBIT 12.1


                            PARKER DRILLING COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated.

                               FISCAL       FOUR                                                           SIX MONTHS ENDED
                                YEAR       MONTHS                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                                ENDED       ENDED     ---------------------------------------------     ---------------------
                             AUGUST 31,  DECEMBER 31,
                                1998        1998        1999         2000        2001        2002         2002         2003
                             ----------  -----------  --------     --------     -------    --------     --------     --------
Pretax income (Loss) from
  Continuing Operations
  Before Minority Interest
  & Income/Loss from
  Equity Investees             $ 4,478    $(15,097)    $(31,176)    $(16,407)    $12,661    $(20,773)    $(17,133)    $(17,289)

Interest expense                47,017      16,765       53,841       54,805      50,917      50,384       24,053       25,853

Amortization of debt
  expense, discount
  and premium                    2,372         662        2,087        2,231       2,098       2,025        1,044          896

Amortization of
  capitalized interest              43          35          170          392         444         522          258          263

Interest portion of
  rentals(a)                        --          --           --           --         777       1,046          523          552
                               -------    --------     --------     --------     -------    --------     --------     --------
Earnings                       $53,910    $  2,365     $ 24,922     $ 41,021     $66,897    $ 33,204     $  8,745     $ 10,275
                               =======    ========     ========     ========     =======    ========     ========     ========

Interest expense                47,017      16,765       53,841       54,805      50,917      50,384       24,053       25,853

Amortization of debt
  expense, discount
  and premium                    2,372         662        2,087        2,231       2,098       2,025        1,044          896

Capitalized interest             3,526       1,734        3,042          596       1,642         117           --           --

Interest portion of
  rentals(a)                        --          --           --           --         777       1,046          523          552
                               -------    --------     --------     --------     -------    --------     --------     --------

Fixed charges                  $52,915    $ 19,161     $ 58,970     $ 57,632     $55,434    $ 53,572     $ 25,620     $ 27,301
                               =======    ========     ========     ========     =======    ========     ========     ========
Ratio of earnings
 to fixed charges                  1.0x        0.1x         0.4x         0.7x        1.2x        0.6x         0.3x         0.4x
                               =======    ========     ========     ========     =======    ========     ========     ========

(a)-Interest portion of rentals is a reasonable approximation of the interest factor


     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income (loss) from continuing operations before income taxes, minority interest and income (loss) from equity investees, plus fixed charges. Fixed charges include interest expense and the interest factor of lease obligations. Fixed charges exceeded earnings by approximately $17.0 million for the six months ended June 30, 2003, approximately $16.9 million for the six months ended June 30, 2002, approximately $20.4 million for the year ended December 31, 2002, approximately $16.6 million for the year ended December 31, 2000, approximately $34.0 million for the year ended December 31, 1999 and approximately $16.8 million for the four months ended December 31, 1998.

     As of June 30, 2003, we had no preferred stock outstanding.